Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS FIRST QUARTER 2013 RESULTS

•

Net income totaled $2.1 million in first quarter 2013, or $0.03 per diluted share, down from prior year reflecting the impact of accelerated depreciation, non-recurring debt transaction costs, unfavorable tax items and income attributable to the public unit holders of SunCoke Energy Partners, L.P.

•

Adjusted EBITDA declined 5.8 percent to $52.3 million in the first quarter 2013 in line with our expectations, due to weak performance in our Coal Mining Segment and Indiana Harbor cokemaking facility, offset by strong performance at Middletown

•	Improved Domestic Coke results with Adjusted EBITDA of $61.1 million, an increase of 11.5 percent, resulting in Adjusted EBITDA per ton of $58

•

Coal Mining Segment Adjusted EBITDA was down $12.0 million as expected on flat sales volumes, reflecting the impact of a $50 per ton decline in the average coal sales price, offset by improved total cash production costs of $23 per ton

•	Re-affirm 2013 consolidated Adjusted EBITDA and earnings per share guidance of $205 million - $230 million and $0.30 - $0.55 per share, respectively

Lisle, IL (April 25, 2013) – SunCoke Energy, Inc. (NYSE: SXC) today reported first quarter 2013 net income of $2.1 million, or $0.03 per diluted share, down from net income of $16.9 million, or $0.24 per diluted share in first quarter 2012.

“We achieved several key strategic milestones in the first quarter with the completion of the initial public offering of SunCoke Energy Partners and closing on the VISA SunCoke joint venture in India. These key milestones lay a foundation for growth domestically and overseas.” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “As expected, our Adjusted EBITDA was down in the quarter due to the significant decline in metallurgical coal prices and operating challenges at Indiana Harbor, where a major plant refurbishment is underway. These challenges were partly offset by strong performance at Middletown and coal mining cost reductions.

Henderson continued, “Looking ahead, I expect to sustain a high level of performance in our cokemaking business, make further progress in the refurbishment of Indiana Harbor and continue taking aggressive action in our coal mining business to enhance productivity and reduce costs.”

SunCoke Energy, Inc.

First Quarter 2013 Earnings

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CONSOLIDATED RESULTS

	Three Months Ended March 31,
(In millions, except per share amounts)	2013	2012	Decrease
Revenues	$453.9	$481.3	$(27.4)
Operating Income	$27.0	$33.9	$(6.9)
Adjusted EBITDA(1)	$52.3	$55.5	$(3.2)
Net Income Attributable to Shareholders	$2.1	$16.9	$(14.8)
Earnings Per Diluted Share	$0.03	$0.24	$(0.21)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

In first quarter 2013, total revenues dipped 5.7 percent to $453.9 million versus first quarter 2012, due to the pass-through of lower coal prices in our cokemaking business and the decline in average coal sales price.

Operating income and Adjusted EBITDA were down 20.4 percent and 5.8 percent in first quarter 2013, respectively. The decline in operating income was primarily driven by weakness in our Coal Mining Segment and $4.3 million in accelerated depreciation at our Indiana Harbor plant where a major refurbishment is underway. Adjusted EBIDTA was primarily impacted by weakness in the Coal Mining Segment which was partly offset by continued strong performance at our Middletown facility and slightly lower corporate costs.

Net income attributable to shareholders fell by $14.8 million to $2.1 million in first quarter 2013. Factors negatively impacting net income included the write-down of unamortized debt issuance costs and other financing costs, unfavorable tax items and accelerated depreciation at our Indiana Harbor facility due to refurbishment and the attribution of income to public unit holders of SunCoke Energy Partners, L.P.

SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants. Beginning in the first quarter 2013, the Company combined its Jewell Coke and Other Domestic Coke segments into one segment called Domestic Coke due to the similarities of operations and contracts between the two segments. Prior year periods have been adjusted to reflect this change.

	Three Months Ended March 31,
(In millions, except per ton amounts)	2013	2012	Increase/ (Decrease)
Segment Revenues	$428.2	$452.2	$(24.0)
Adjusted EBITDA(1)	$61.1	$54.8	$6.3
Sales Volumes (in thousands of tons)	1,058	1,078	(20)
Adjusted EBITDA per Ton(1)	$57.75	$50.83	$6.92

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

SunCoke Energy, Inc.

First Quarter 2013 Earnings

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•

Segment revenues were affected by the pass-through of lower coal costs and lower sales volumes, which was primarily due to operating challenges at Indiana Harbor and one less day of production and sales due to leap year in 2012.

•

Adjusted EBITDA increased $6.3 million driven by Middletown, reflecting better operating cost recovery, and favorable comparison to prior year, which included $4.0 million in startup costs and lower yields at this facility.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production and recognizes a dividend on its preferred stock investment assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA increased $1.5 million to $1.6 million in first quarter 2013. Prior year results were affected by higher legal costs.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into coke.

	Three Months Ended March 31,
(In millions, except per ton amounts)	2013	2012	(Decrease)
Total Coal Mining Revenues (including sales to affiliates)	$45.8	$64.1	$(18.3)
Segment Revenues (excluding sales to affiliates)	$13.6	$18.4	$(4.8)
Adjusted EBITDA(1)	$(4.6)	$7.4	$(12.0)
Coal Production (in thousands of tons)	349	375	(26)
Sales Volumes (in thousands of tons)(2)	373	373	—
Sales Price per ton (excludes transportation costs)(3)	$121.19	$171.31	$(50.12)
Adjusted EBITDA per Ton(1)	$(12.33)	$19.84	$(32.17)

(1)	See definitions of Adjusted EBITDA, Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•

Total coal mining revenues (including sales to affiliates) declined due to a reduction in average sales price of approximately $50 per ton. Segment revenues (excluding sales to affiliates) were down due to lower average sale price and lower sales volumes.

•

Adjusted EBITDA was unfavorably impacted by the decline in coal sales price, but was partly offset by approximately $23 per ton in lower cash production costs as a result of our coal action plan initiatives, including idling mines, reducing staff, upgrading equipment and installing a new cyclone system in our coal prep plant.

Corporate and Other

Corporate expenses declined by $1.0 million to $5.8 million in first quarter 2013. The decline was due to various factors including lower stock compensation expense, the favorable settlement of certain litigation and foreign exchange gains, which were partly offset by higher consulting fees.

SunCoke Energy, Inc.

First Quarter 2013 Earnings

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Interest Expense, Net

Net interest expense increased $3.8 million in first quarter 2013 to $15.8 million. Of the $3.8 million increase, $2.9 million was related to a write-off of unamortized debt issuance costs due to the early pay down of a $225 million term loan and $0.8 million was related to debt issuance fees in connection with the public offering of debt for SunCoke Energy Partners, L.P.

Cash Flow

Net cash provided by operations rose by $15.9 million to $12.8 million in the first quarter 2013. The increase was primarily due to working capital changes including a decrease in coke inventory, lower coal prices and higher accounts payable due to timing. Offsetting this was increased accounts receivable of $24.5 million due to the timing of the receipt of a customer payment. In addition, accrued liabilities were reduced by the early payment of $11.8 million in settlement of a sales discount liability.

Cash used in investing activities jumped $88.7 million to $98.2 million in first quarter 2013. The increase in capital and investment spending was principally due to our $67.7 million investment in the VISA SunCoke joint venture and $16.2 million used for the refurbishment of our Indiana Harbor facility.

RECENT EVENTS

On January 24, 2013, SunCoke Energy, Inc. completed the initial public offering of 13.5 million units, representing a 42.1 percent limited partner interest, in its new master limited partnership, SunCoke Energy Partners, L.P. (NYSE: SXCP) (“SXCP”). These units began trading on the New York Stock Exchange on January 18, 2013 at $19.00 per unit. SunCoke Energy, Inc., through certain of its subsidiaries, owns a 55.9 percent limited partner interest in the partnership, incentive distribution rights and is the general partner of the partnership, holding a 2.0 percent general partner interest. Certain results reflected in this release are for periods prior to the initial public offering of SXCP.

2013 OUTLOOK

The following summarizes the Company’s 2013 guidance:

•	Domestic coke production is expected to be in excess of 4.3 million tons

•	Coal production is projected to be approximately 1.4 million tons

•

Adjusted EBITDA is expected to be between $205 million and $230 million on a consolidated basis. Adjusted EBITDA attributable to SXC is expected to be between $165 million and $190 million, reflecting the impact of public ownership in SXCP

•	Earnings per diluted share attributable to SXC is expected to be between $0.30 and $0.55 per diluted share, reflecting the impact of public ownership in SXCP

•	Cash generated by operations is expected to be approximately $140 million

•

Capital expenditures and investments are projected to be $200 million on a consolidated basis, including the $67.7 million investment in the VISA SunCoke JV. Approximately $15 million of the projected 2013 capital expenditures has been pre-funded from the proceeds of the initial public offering SXCP

•	The effective tax rate for the full year 2013 is expected to be between 14 percent and 20 percent, and the cash tax rate is expected to be between 12 percent and 20 percent

RELATED COMMUNICATIONS

SunCoke Energy, Inc. and SunCoke Energy Partners, L.P. will host a joint investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.suncoke.com. Participants can listen

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First Quarter 2013 Earnings

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in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 34619359. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 34619359#.

UPCOMING EVENTS

SunCoke Energy Partners, L.P. plans to participate in the following investor conferences:

•	Brean Capital’s 2013 Global Resources & Infrastructure Conference on May 20-21, 2013 at Sentry Centers in New York, NY

•	Barclays High Yield Bond and Syndicated Loan Conference on May 20-22, 2013 at the JW Marriott Chicago in Chicago, IL

•	National Association of Publicly Traded Partnerships’ 2013 MLP Investor Conference on May 23-24, 2013 at the Hilton Stamford Hotel in Stamford, CT

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to equity earnings in our unconsolidated affiliates. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our unconsolidated affiliates. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Adjusted EBITDA does not represent and should not be considered as an alternative to net income as determined by GAAP, and calculations thereof may not be comparable to those reported by other companies. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net (loss) income as determined in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•

Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold. When applicable to Adjusted EBITDA attributable to SXC, tons sold are prorated according to the respective ownership interest of SXC.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 114 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke Energy, Inc.

First Quarter 2013 Earnings

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FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coal and/or coke products, including increased exports of coke from China and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, relationships with, and other conditions affecting our customers; severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to realize expected benefits from investments and acquisitions, including our investment in our Indian joint venture; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada and integrate them into our existing businesses and have them perform at anticipated levels; various risks and uncertainties could negatively impact SunCoke Energy Partners, L.P. (SXCP), our publicly traded master limited partnership; receipt of regulatory approvals and compliance with contractual obligations required in connection with the operations of SXCP; the impact of SXCP on our relationships with our customers and vendors and our credit rating and cost of funds; changes in market conditions; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our coal mining and/or cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes or changes in contract terms with major customers, suppliers, dealers, distributors or other business partners; availability of

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First Quarter 2013 Earnings

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skilled employees for our coal mining and/or cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); our ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment; the existence of hazardous substances or other environmental contamination on property owned or used by us; the availability of future permits authorizing the disposition of certain mining waste; claims of our noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be reliable indicator of future results; effects resulting from our separation from Sunoco, Inc.; incremental costs as a stand-alone public company; our substantial indebtedness; certain covenants in our debt documents; our ability to secure new coal supply agreements or to renew existing coal supply agreements; our ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; disruptions in the quantities of coal produced by our contract mine operators; our ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in our coal mining operations; changes in product specifications for either the coal or coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; the accuracy of our estimates of reclamation and other mine closure obligations; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

###

SunCoke Energy, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Dollars in millions, except per share amounts)
Revenues
Sales and other operating revenue	$451.5	$480.6
Other income, net	2.4	0.7

Total revenues	453.9	481.3

Costs and operating expenses
Cost of products sold and operating expenses	382.4	408.3
Selling, general and administrative expenses	20.6	20.7
Depreciation, depletion and amortization	23.9	18.4

Total costs and operating expenses	426.9	447.4

Operating income	27.0	33.9
Interest expense, net	15.8	12.0

Income before income tax expense	11.2	21.9
Income tax expense	4.8	5.3

Net income	6.4	16.6
Less: Net income (loss) attributable to noncontrolling interests	4.3	(0.3)

Net income attributable to SunCoke Energy, Inc.	$2.1	$16.9

Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.03	$0.24
Diluted	$0.03	$0.24
Weighted average common shares outstanding:
Basic	70.0	70.1
Diluted	70.3	70.3

SunCoke Energy, Inc.

Consolidated Balance Sheets

	March 31, 2013	December 31, 2012
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$307.1	$239.2
Receivables	97.0	70.0
Inventories	141.2	160.1
Deferred income taxes	2.6	2.6

Total current assets	547.9	471.9

Investment in Brazilian cokemaking operations	41.0	41.0
Investment in equity method investee	67.7	—
Properties, plants and equipment, net	1,405.1	1,396.6
Lease and mineral rights, net	52.4	52.5
Goodwill	9.4	9.4
Deferred charges and other assets	43.9	39.6

Total assets	$2,167.4	$2,011.0

Liabilities and Equity
Accounts payable	$151.9	$132.9
Current portion of long-term debt	0.3	3.3
Accrued liabilities	69.8	91.2
Interest payable	8.0	15.7
Income taxes payable	5.0	3.9

Total current liabilities	235.0	247.0

Long-term debt	648.7	720.1
Obligation for black lung benefits	34.6	34.8
Retirement benefit liabilities	42.1	42.5
Deferred income taxes	363.8	361.5
Asset retirement obligations	15.5	13.5
Other deferred credits and liabilities	16.9	16.7

Total liabilities	1,356.6	1,436.1

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at March 31, 2013 and December 31, 2012
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 69,983,178 shares and 69,988,728 shares at March 31, 2013 and December 31, 2012, respectively	0.7	0.7
Treasury stock, 751,512 shares at March 31, 2013 and 603,528 shares at December 31, 2012	(11.8)	(9.4)
Additional paid-in capital	439.4	436.9
Accumulated other comprehensive loss	(8.3)	(7.9)
Retained earnings	120.9	118.8

Total SunCoke Energy, Inc. stockholders’ equity	540.9	539.1
Noncontrolling interests	269.9	35.8

Total equity	810.8	574.9

Total liabilities and equity	$2,167.4	$2,011.0

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$6.4	$16.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	23.9	18.4
Deferred income tax expense	2.6	4.4
Payments (in excess of) less than expense for retirement plans	(0.4)	0.3
Share-based compensation expense	1.4	2.0
Changes in working capital pertaining to operating activities:
Receivables	(27.0)	(12.1)
Inventories	18.9	18.9
Accounts payable	19.0	(35.2)
Accrued liabilities	(21.4)	(3.6)
Interest payable	(7.7)	(8.1)
Income taxes payable	1.3	0.3
Other	(4.2)	(5.0)

Net cash provided by (used in) operating activities	12.8	(3.1)

Cash Flows from Investing Activities:
Capital expenditures	(30.5)	(9.5)
Investment in equity method investee	(67.7)	—

Net cash used in investing activities	(98.2)	(9.5)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P, net of offering costs	238.0	—
Proceeds from issuance of long-term debt	150.0	—
Debt issuance costs	(6.0)	—
Repayment of long-term debt	(225.0)	(0.8)
Proceeds from exercise of stock options	0.9	0.9
Repurchase of common stock	(2.4)	(1.4)
Cash distributions to noncontrolling interests in cokemaking operations	(2.2)	—

Net cash provided by (used in) financing activities	153.3	(1.3)

Net increase (decrease) in cash and cash equivalents	67.9	(13.9)

Cash and cash equivalents at beginning of period	239.2	127.5

Cash and cash equivalents at end of period	$307.1	$113.6

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA(1) of our segments and operating data for the three ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$428.2	$452.2
International Coke	9.7	10.0
Coal Mining	13.6	18.4
Coal Mining intersegment sales	32.2	45.7
Elimination of intersegment sales	(32.2)	(45.7)

Total	$451.5	$480.6

Adjusted EBITDA(1):
Domestic Coke	$61.1	$54.8
International Coke	1.6	0.1
Coal Mining	(4.6)	7.4
Corporate and Other	(5.8)	(6.8)

Total	$52.3	$55.5

Coke Operating Data:
Domestic Coke capacity utilization (%)	101	101
Domestic Coke production volumes (thousands of tons)	1,051	1,068
International Coke production—operated facility (thousands of tons)	216	358
Domestic Coke sales volumes (thousands of tons)(2)	1,058	1,078
Domestic Coke Adjusted EBITDA per ton(3)	$57.75	$50.83
Coal Operating Data(4):
Coal sales volumes (thousands of tons):
Internal use	277	255
Third parties	96	118

Total	373	373

Coal production (thousands of tons)	349	375
Purchased coal (thousands of tons)	18	19
Coal sales price per ton (excludes transportation costs)(5)	$121.19	$171.31
Coal cash production cost per ton(6)	$126.78	$149.83
Purchased coal cost per ton(7)	$97.16	$81.45
Total coal production cost per ton(8)	$140.56	$158.53

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Excludes 22 thousand tons and 26 thousand tons of consigned coke sales in the three months ended March 31, 2013 and 2012, respectively.
(3)	Reflects Domestic Coke Adjusted EBITDA divided by U.S. coke sales volumes.
(4)	Includes production from Company and contract-operated mines.
(5)	Includes sales to affiliates.
(6)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume. Prior periods have been restated for a change in allocation methodology, which resulted in additional cost being allocated to purchased coal.
(7)	Costs of purchased raw coal divided by purchased coal volume. Prior periods have been restated for a change in allocation methodology, which resulted in additional cost being allocated to purchased coal.
(8)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $13.39 and $10.88 for the three months ended March 31, 2013 and 2012, respectively.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended March 31,
	2013	2012
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$43.9	$56.0
Add: Adjusted EBITDA attributable to noncontrolling interests	8.4	(0.5)

Adjusted EBITDA	$52.3	$55.5

Subtract:
Depreciation, depletion and amortization	23.9	18.4
Interest expense, net	15.8	12.0
Income tax expense	4.8	5.3
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	1.4	3.2

Net income	$6.4	$16.6

Estimated 2013 Adjusted EBITDA to Estimated Net Income

	Low	High
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$165	$190
Add: EBITDA attributable to noncontrolling interests(1)	40	40

Estimated 2013 Adjusted EBITDA	$205	$230

Subtract:
Sales discounts	6	6
Adjustments to unconsolidated affiliate earnings(2)	—	3

Estimated 2013 EBITDA	$198	$220
Subtract:
Depreciation, depletion and amortization	97	95
Interest expense, net	55	55
Income tax expense	7	14

Net income	$40	$57

(1)	Reflects non-controlling interests in Indiana Harbor and the portion of the Partnership owned by public unitholders.
(2)	Reflects estimated pro-rata 2013 income related to the India joint venture.